EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

MB Financial, Inc.:

We consent to incorporation by reference in the registration statements (nos. 333-64584 and 333-81802) on Form S-8 of our report dated March 25, 2002, relating to the consolidated balance sheets of MB Financial, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of MB Financial, Inc.

/s/ KPMG LLP

Chicago, Illinois

April 1, 2002